Exhibit 23.4

[LETTERHEAD OF PRICEWATERHOUSECOOPERS LLP]

Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-4 / S-1 of Domtar Corporation, dated February 2, 2007, of our auditor’s report dated February 22, 2006, except for note 26, which is dated December 15, 2006, as filed under Form 6-K/A on January 26, 2007, on the consolidated balance sheets of Domtar Inc. as at December 31, 2005 and 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Quebec

February 2, 2007